NOTICE OF OFFER TO PURCHASE FOR CASH: Up to 1,000,000 Shares of common stock of FS Energy and Power Fund (the "Company") at a price of $5.12 per Share by: SCM Special Fund 3, LP (collectively the "Purchasers")

The Purchasers are offering to purchase for cash up to 1,000,000 shares of common stock ("Shares") of the Company, at a price of $5.12 per Share upon the terms and subject to the conditions set forth in Purchasers' Tender Offer.  THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON MAY 1, 2018, UNLESS AN OFFER IS EXTENDED ("Expiration Date").  Funding for the purchase of the Shares will be provided through the Purchasers' existing working capital.    The Offer is not made for the purpose of acquiring or influencing control of the business of the issuer.  The Purchasers will not provide a subsequent offering period following the Expiration Date.  If Purchasers make a material change in the terms of the Offer, or if they waive a material condition to the Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by the Exchange Act and its rules. If prior to the Expiration Date, Purchasers increase or decrease the number of Shares being sought, or increase or decrease the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of such increase or decrease is first published, the Offer will be extended at least until the expiration of such ten business days.  In all cases payment for the Shares purchased pursuant to the Offer will be made only after timely receipt of the Assignment Forms (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Assignment Forms and successful transfer of ownership.

Tenders of Shares made pursuant to the Offer is irrevocable, except that Shareholders who tender their Shares in response to the Offer will have the right to withdraw their tendered Shares at any time prior to the Expiration Date by sending to MacKenzie Capital Management, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares to be withdrawn, signed by the same persons and in the same manner as the Assignment Forms tendering the Shares to be withdrawn.  In addition, tendered Shares may be withdrawn at any time on or after May 25, 2018, unless the tender has theretofore been accepted for payment as provided above.  If tendering Shareholders tender more than the number of Shares that Purchasers seek to purchase pursuant to the Offer for those Shares, Purchasers will take into account the number of Shares so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares tendered by each tendering Share holder during the period during which that Offer remains open.  The terms of the Offer are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers' expense.  The Offer contains terms and conditions and the information required by the Exchange Act which are incorporated herein by reference.  The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offer. A request has been made to the Company pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Shareholders to dissimenate the Offer to Shareholders.  Upon compliance by the Company with such request, the Tender Offer Documents will be mailed at the Purchasers' expense to record holders of Shares.  For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to offers@mackenziecapital.com, or visit our website at www.mackenziecapital.com (click on Tenders).